Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Simplicity Esports and Gaming Company

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Simplicity Esports and Gaming Company of our report dated August 31, 2020 with respect to our audit of the financial statements of Simplicity Esports and Gaming Company (formerly known as I-AM Capital Acquisition Company) as of and for the years ended May 31, 2020 and 2019 (which report expresses an unqualified opinion and includes an explanatory paragraph related to Simplicity Esports and Gaming Company’s ability to continue as a going concern), included in the Company’s Annual Report on 10-K for the year ended May 31, 2020.

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC
Basking Ridge, New Jersey
June 4, 2021